UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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Comstock Homebuilding Companies, Inc.

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COMSTOCK HOMEBUILDING COMPANIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 1, 2006

The Annual Meeting of Stockholders of Comstock Homebuilding Companies, Inc., a Delaware corporation, will be held at 9:00 a.m., on Thursday, June 1, 2006, at the Comstock Sales Center, 1980 Isaac Newton Square, Reston, Virginia, for the following purposes:

1. to elect three directors to serve for a three-year term expiring in 2009;

2. to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2006; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 7, 2006 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

Sincerely,

Jubal R. Thompson
General Counsel and Secretary

Reston, Virginia
April 14, 2006

COMSTOCK HOMEBUILDING COMPANIES, INC.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Comstock Homebuilding Companies, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday, June 1, 2006 at 9:00 a.m., or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at the Comstock Sales Center, 1980 Isaac Newton Square, Reston, Virginia.

These proxy solicitation materials were first mailed on or about April 14, 2006 to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on April 7, 2006, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 11,261,707 shares of our Class A common stock and 2,733,500 shares of our Class B common stock. Each holder of Class A common stock voting at the meeting, either in person or by proxy, may cast one vote per share of Class A common stock held on all matters to be voted on at the meeting. Each holder of Class B common stock voting at the meeting, either in person or by proxy, may cast 15 votes per share of Class B common stock held on all matters to be voted on at the meeting.

The meeting will be held only if there is a quorum present. A quorum exists only if the holders of a majority of the voting power of the stock outstanding are represented at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

At this years’ meeting, stockholders will (i) elect three directors who will each serve a term of three years or until they resign or are removed and (ii) vote on the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006. In voting on the election of directors, you may vote in favor of all nominees, withhold authority for all nominees, or withhold votes as to specific nominees. In the election of directors, broker non-votes will be disregarded and have no effect on the outcome of the vote. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors. In voting on the ratification of PricewaterhouseCoopers LLP, you may vote in favor of the proposal, vote against the proposal or abstain from voting. A majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of PricewaterhouseCoopers LLP. With respect to the ratification of the appointment of PricewaterhouseCoopers LLP, abstentions from voting will have the same effect as a vote against such matter and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, and (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2006.

Any person giving a proxy may revoke the proxy at any time before its use by delivering to the General Counsel and Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not in itself constitute revocation of your proxy.

The Board of Directors recommends a vote “for” each of the nominees for director and “for” ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm of our Company for the fiscal year ending December 31, 2006.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2005 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee,” and “Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the year ended December 31, 2005 as filed with the Securities Exchange Commission (the “SEC”) to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Company’s secretary at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring.

The Board’s nominees for re-election this year to serve for a three-year term or until their respective successors have been elected and qualified are Gregory V. Benson, Norman D. Chirite and Socrates Verses, each of whom is currently a director of the Company. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of March 31, 2006.

Nominees for Director Standing for Election

Gregory V. Benson, 51, has been a director since May 2004. He became our President and Chief Operating Officer in 1991. Mr. Benson has over 30 years of home building experience including over 13 years at national home builders, including NVHomes, Ryan Homes and Centex Homes.

Norman D. Chirite, 44, has been a director and a member of the Compensation Committee of our Board of Directors since March 2006. At that time, Mr. Chirite was nominated and appointed by the independent members of the Board of Directors to fill the vacancy created by the resignation of Gary Martin from the Board of Directors in February 2006. Mr. Chirite currently serves as Corporate Development Adviser to inVentiv Health, Inc., a provider of clinical, commercialization and communications services to the pharmaceutical and life sciences industries. He previously served as Executive Vice President and General Counsel of Washington Football Inc. from August 2002 until October 2005, and from May 2001 until July 2002, served as Managing Director of Counsel Corporation, an investment holding company. Prior to that, Mr. Chirite was a partner at Weil, Gotshal & Manges LLP in New York City, where he practiced corporate law from 1987 until 2000.

Socrates Verses, 48, has been a director since June 2005 and is a member of the Compensation Committee of our Board of Directors. Mr. Verses has been the President and Chief Executive Officer of Realeum, Inc., a property management and business integration software company, since March 2001. From January 1995 to February 2001, Mr. Verses served as President and a director of Technology Enablers, Inc., an e-services company. From 1987 to 1995, he served as Vice President of Sales for the Recognition Equipment Software Division of IBM Corporation.

Continuing Directors with Terms Expiring in 2007

Christopher Clemente, 46, has been a director since May, 2004. He founded our Company in 1985 and since 1992, he has served as our Chairman and Chief Executive Officer. Mr. Clemente has over 20 years of experience in all aspects of real estate development and home building, and over 25 years of experience as an entrepreneur.

A. Clayton Perfall, 47, has been a director since December 2004, and is a member and Chairman of the Audit Committee of our Board of Directors. He has served as the Chief Executive Officer and as a director of AHL Services, Inc., a provider of outsourced business services, since October 2001. Prior to that, from December 2000 to September 2001, Mr. Perfall served as the Chief Executive Officer of Convergence Holdings, a marketing services company. From September 1996 to October 2000, Mr. Perfall served as the Chief Financial Officer and a director of Snyder Communications, a marketing services company. Prior to that, Mr. Perfall was a partner at Arthur Andersen LLP.

Continuing Directors with Terms Expiring in 2008

David M. Guernsey, 58, has been a director since December 2004, and is a member of the Compensation Committee of our Board of Directors. Mr. Guernsey has served as the President and Chief Executive Officer of Guernsey Office Products, Inc., an office supply company, since May 1971. Mr. Guernsey serves on the Board of Directors of Virginia Commerce Bancorp, Inc., a banking company.

James A. MacCutcheon, 53, has been a director since December 2004, and is a member of the Audit Committee of our Board of Directors. Mr. MacCutcheon has served as the President and Chief Executive Officer of Sunburst Hospitality Corporation, a private hospitality company, since September 2000 and served as its Executive Vice President and Chief Financial Officer from 1997 to September 2000.

Robert P. Pincus, 59, has been a director since June 2005 and is a member of the Audit Committee of our Board of Directors. Since March 2005, Mr. Pincus has been the director of Fidelity & Trust Financial Corporation, a financial holding company, chairman of Fidelity & Trust Bank, a regional banking institution, and a director of Fidelity & Trust Mortgage Inc., a regional mortgage lending company. He also has served as chairman of Milestone Capital Partners, a private equity firm, since October 2002, and director of the Mills Corporation, a NYSE listed company, since April 1994. From 2000 to 2002, Mr. Pincus served as regional Chairman of the Board and from 1998 to 2000 he served as regional chief executive officer and president of the Branch Banking and Trust Company’s DC Metro Region. From 1991 to 1998, Mr. Pincus served as President of Franklin Bank prior to its acquisition by the Branch Banking and Trust Company. Mr. Pincus currently serves on the Board of the University of Maryland Foundation and is a Trustee of American University.

Information Relating to Corporation Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Chirite, Guernsey, MacCutcheon, Perfall, Pincus and Verses are independent directors, as “independence” is defined under the listing standards of the Nasdaq Stock Market.

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee. It is the Board of Directors’ view, given its relatively small size and majority of independent directors, that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. Director nominees are recommended for selection by the Board of Directors by a majority of the independent directors. The Board of Directors does not have a charter for the Company’s nominating process. However, the qualities and skills sought in prospective members of the Board of Directors generally require that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, and (v) expertise in an area relevant to the Company. Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

The Board of Directors does not have a specific policy for consideration of nominees recommended by security holders due to the fact that most of the voting control of the Company is held by two individuals. However, security holders can recommend a prospective nominee for the Board of Directors by writing to our corporate secretary at the Company’s corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no recommended nominees from security holders. The Company pays no fees to third parties for evaluating or identifying potential nominees.

Our Board of Directors has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, a Code of Ethics for the CEO and Senior Financial Officers, and a Whistleblower Policy. We post on our website, at www.comstockhomebuilding.com, the charters of our Audit and Compensation Committees; our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, and Whistleblower Policy, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq National Market regulations. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. A copy of the Audit Committee charter was included as Appendix A to our proxy statement for the 2005 Annual Meeting of Stockholders.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Comstock Homebuilding Companies, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are then forwarded to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of our Company and the audits of the financial statements of our Company. The Audit Committee also provides assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, and the performance of our Company’s audit function, internally, if any, and by the Company’s independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our Company’s accounting and financial reporting processes and audits of the financial statements of our Company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of the financial statements of our Company; reviews the proposed scope of such audit; reviews accounting and financial controls of our Company with the independent registered public accounting firm and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. MacCutcheon, Perfall and Pincus, each of whom is an independent director of our Company under the Nasdaq rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Perfall (whose background is detailed above) qualifies as an “Audit Committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Perfall serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our Company, discharging the responsibilities of our Board of Directors relating to our Company’s compensation programs and compensation of our Company’s executives, and to produce an annual report on executive compensation for inclusion in our Company’s annual proxy statement in accordance with applicable rules and regulations of Nasdaq, the SEC, and other regulatory bodies. The Compensation Committee currently consists of Messrs. Chirite, Guernsey, and Verses. For the fiscal year ended December 31, 2005 through February 28, 2006 upon his resignation from the Board of Directors, Gary Martin served as Chairman and a member of the Compensation Committee. Upon the resignation of Mr. Martin in February 2006, Mr. Chirite was nominated and appointed by the independent members of the Board of Directors to the Board of Directors, was appointed to the Compensation Committee to fill the vacancy created by Mr. Martin’s resignation. Currently, Mr. Verses serves as Chairman of the Compensation Committee.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during the fiscal year ended December 31, 2005. During the fiscal year ended December 31, 2005, the Audit Committee held six meetings and the Compensation Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders.

Director Compensation and Other Information

We pay each non-employee director an annual retainer fee of $36,000, plus $2,000 for each regular meeting of the Board of Directors attended. We pay our non-employee directors $5,000 to serve on the Audit Committee, $3,000 to serve on the Compensation Committee and $2,000 for each committee meeting attended. The chairman of the Compensation Committee is paid $6,000, the chairman of the Audit Committee is paid $15,000 and the Audit Committee designated financial expert is paid $32,500. All payments to our non-employee directors are paid 50%

in cash and 50% in restricted stock grants based on the stock price at the date of commencement of their term or the date of the annual meeting in the case of members not up for re-election in a given year. Directors are also eligible to participate in our equity incentive plan. We also reimburse our directors for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the fiscal years ended December 31, 2005, 2004 and 2003, by our Chief Executive Officer and our four other most highly compensated executive officers for the fiscal year ended December 31, 2005. We refer to these individuals as the named executive officers.

SUMMARY COMPENSATION TABLE

						Long-Term
		Annual Compensation				Compensation Awards
						Restricted		Securities
Name and						Stock		Underlying		All Other
Principal Position	Year	Salary		Bonus		Awards ($)		Options (#)		Compensation

Christopher Clemente	2005	$550,000		$700,000	(1)	$729,995	(1)	41,096	(2)	$37,681	(3)
Chief Executive Officer	2004	$310,273		—		$150,000	(1)	—		—
	2003	$233,333		—				—		—
Gregory V. Benson	2005	$550,000		$500,000		$500,000	(4)	13,699	(5)	$12,200	(6)
President and Chief	2004	$307,592		—		$100,000	(4)	—		—
Operating Officer	2003	$230,939		—		—		—		—
Bruce J. Labovitz	2005	$300,000		$576,912		$276,912	(7)	31,507	(8)	—
Chief Financial Officer	2004	$150,000		$497,172	(9)	$400,000	(7)	107,143	(10)	—
	2003	$52,205		$313,502	(11)	—		—		—
William P. Bensten	2005	$250,000		$126,918		$126,918	(12)	6,849	(13)	$5,890	(14)
Senior Vice President	2004	$200,000		$1,043,836		$1,800,000	(12)	—		—
	2003	$175,000		$196,871		—		—		—
Jason Parikh	2005	$156,667		$116,500		$85,000	(15)	6,849	(16)	—
Chief Accounting Officer	2004	$108,654	(17)	$97,500		$50,000	(15)	—		—
	2003	$—		$—		—		—		—

(1)	On February 24, 2006, the Board of Directors of the Company agreed, at the request of Mr. Clemente, to grant Mr. Clemente 21,882 shares of restricted Class A common stock which vest in full on January 1, 2007, in lieu of $200,000 of Mr. Clemente’s 2005 cash bonus. On March 31, 2006, Mr. Clemente received an additional award of 76,586 restricted shares of Class A common stock in connection with the Company’s 2005 performance, all of which vest over a four year period at a rate of 25% on March 31, 2007 and 12.5% each six months thereafter. On June 22, 2005, Mr. Clemente’s wife, Tracy Schar received an award of 1,255 restricted shares of Class A common stock, all of which were unvested as of December 31, 2005. On December 14, 2004, Mr. Clemente received an award of 9,375 restricted shares of Class A common stock, including 3,125 shares of Class A common stock granted to Mr. Clemente’s wife, Tracy Schar, all of which were unvested as of December 31, 2005. The value of these awards as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Clemente on December 31, 2005 was $149,989, based on the fair market value of our Class A common stock on December 31, 2005. 9,689 shares of the restricted stock awards held by Mr. Clemente on December 31, 2005 vest in full on December 31, 2006 and the balance of the shares of the restricted stock grant awards vest at a rate of 12.5% per six months thereafter until December 31, 2009. The restricted stock grants of Mr. Clemente would immediately vest in full upon the termination of Mr. Clemente’s employment by the Company without cause, or by Mr. Clemente for good reason, following a change of control of the Company.

(2)	The exercise price of the stock options granted in 2005 was equal to the fair market value of our Class A common stock on the date of grant. The stock options granted vest over a two-year period, at a rate of 25% on December 31, 2006 and 25% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Clemente’s employment by the Company without cause, or by Mr. Clemente for good reason, following a change of control of the Company.

(3)	Paid as reimbursement for tax planning services provided to Mr. Clemente in connection with the Company’s initial public offering in December 2004.

(4)	On March 31, 2006, Mr. Benson received an award of 54,705 restricted shares of Class A common stock in connection with the Company’s 2005 performance, all of which vest over a four year period at a rate of 25% on March 31, 2007 and 12.5% each six months thereafter. On December 14, 2004, Mr. Benson received an award of 6,250 restricted shares of Class A common stock, all of which were unvested as of December 31, 2005. The value of these awards as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Benson on December 31, 2005 was $88,188, based on the fair market value of our Class A common stock on December 31, 2005. 6,250 shares of the restricted stock awards held by Mr. Benson on December 31, 2005 vest in full on December 31, 2006. The restricted stock grant awards would immediately vest in full upon the termination of Mr. Benson’s employment by the Company without cause, or by Mr. Benson for good reason, following a change of control of the Company.

(5)	The exercise price of the stock options granted in 2005 was equal to the fair market value of our Class A common stock on the date of grant. The stock options granted vest over a two-year period, at a rate of 25% on December 31, 2006 and 25% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Benson’s employment by the Company without cause, or by Mr. Benson for good reason, following a change of control of the Company.

(6)	Paid as reimbursement for tax planning services provided to Mr. Benson in connection with the Company’s initial public offering in December 2004.

(7)	On March 31, 2006, Mr. Labovitz received an award of 30,297 restricted shares of Class A common stock in connection with the Company’s 2005 performance, all of which vest over a four year period at a rate of 25% on March 31, 2007 and 12.5% each six months thereafter. On December 14, 2004, Mr. Labovitz received an award of 25,000 restricted shares of Class A common stock, all of which were unvested as of December 31, 2006. The value of these awards as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Labovitz on December 31, 2005 was $352,750, based on the fair market value of our Class A common stock on December 31, 2005. 25,000 shares of the restricted stock awards held by Mr. Labovitz on December 31, 2005 vest over a four-year period, at a rate of 62.5% on December 31, 2006 and 9.375% upon the end of each six month period thereafter until December 31, 2008. The restricted stock grants would immediately vest in full upon the termination of Mr. Labovitz’s employment by the Company without cause, or by Mr. Labovitz for good reason, following a change of control of the Company.

(8)	The exercise price of the stock options granted in 2005 was equal to the fair market value of our Class A common stock on the date of grant. The stock options granted vest over a two-year period, at a rate of 25% on December 31, 2006 and 25% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Labovitz’s employment by the Company without cause, or by Mr. Labovitz for good reason, following a change of control of the Company.

(9)	Includes $125,000 in compensation from Investors Management, LLC. For more information, please see “Certain Relationships and Related Transactions.”

(10)	The exercise price of the stock options granted in 2004 was equal to the fair market value of our Class A common stock on the date of grant. The stock options granted vest over a four-year period, at a rate of 25% on June 30, 2007 and 25% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Labovitz’s employment by the Company without cause, or by Mr. Labovitz for good reason, following a change of control of the Company.

(11)	Includes $85,000 in compensation from Investors Management, LLC. For more information, please see “Certain Relationships and Related Transactions.”

(12)	On March 31, 2006, Mr. Bensten received an award of 13,886 restricted shares of Class A common stock in connection with the Company’s 2005 performance, all of which vest over a four year period at a rate of 25% on March 31, 2007 and 12.5% each six months thereafter. On December 14, 2004, Mr. Bensten received an award of 112,500 restricted shares of Class A common stock, all of which were unvested as of December 31, 2005. The value of these awards as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Bensten on December 31, 2005 was $1,587,375, based on the fair market value of our Class A common stock on December 31, 2005. 112,500 shares of the restricted stock awards held by Mr. Bensten on December 31, 2005 vest over a 4-year period, at a rate of 13.89% on December 31, 2006 and 21.53% upon the end of each six month period thereafter until December 31, 2008. The restricted stock grants would immediately vest in full upon the termination of Mr. Bensten’s employment by the Company without cause, or by Mr. Bensten for good reason, following a change of control of the Company.

(13)	The exercise price of the stock options granted in 2005 was equal to the fair market value of our Class A common stock on the date of grant. The stock options granted vest over a two-year period, at a rate of 25% on December 31, 2006 and 25% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Bensten’s employment by the Company without cause, or by Mr. Bensten for good reason, following a change of control of the Company.

(14)	Paid as reimbursement for a life insurance policy for which the Company is not the beneficiary.

(15)	On March 31, 2006, Mr. Parikh received an award of 9,300 restricted shares of Class A common stock in connection with the Company’s 2005 performance, all of which vest over a four year period at a rate of 25% on March 31, 2007 and 12.5% each six months thereafter. On December 14, 2004, Mr. Parikh received an award of 3,125 restricted shares of Class A common stock, all of which were unvested as of December 31, 2005. The value of these awards as reflected in the Summary Compensation Table is based on the fair market value of our Class A common stock on the date of grant. The value of the aggregate unvested restricted shares held by Mr. Parikh on December 31, 2005 was $44,094, based on the fair market value of our Class A common stock on December 31, 2005. 3,125 shares of the restricted stock awards held by Mr. Parikh on December 31, 2005 vest in full on December 31, 2006. The restricted stock grants would immediately vest in full upon the termination of Mr. Parikh’s employment by the Company without cause, or by Mr. Parikh for good reason, following a change of control of the Company.

(16)	The exercise price of the stock options granted in 2005 was equal to the fair market value of our Class A common stock on the date of grant. The stock options granted vest over a two-year period, at a rate of 25% on December 31, 2006 and 25% upon the end of each six month period thereafter. The grant would immediately vest in full upon the termination of Mr. Parikh’s employment by the Company without cause, or by Mr. Parikh for good reason, following a change of control of the Company.

(17)	Effective date of employment was April 12, 2004.

Option Grants

The following table sets forth information concerning the stock option grant made to the named executive officers in the fiscal year ended December 31, 2005. The exercise price per share for the options was equal to the fair market value of the Class A common stock as of the grant date. Potential realizable value is calculated net of exercise prices and before taxes based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the option term. The potential realizable value is calculated based on the requirements of the SEC and does not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock and the date on which the options are exercised. The options granted to each of Messrs. Clemente, Benson, Labovitz and Bensten in 2005 vest in four semi-annual equal installments, beginning on December 31, 2006, as long as each recipient continues to serve as one of our employees.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for
	Options	Employees in	Price per	Expiration	Option Term
Name	Granted	Fiscal Year	Share	Date	5%	10%

Christopher Clemente	41,096	38.5%	$23.90	07/05/2015	$617,697	$1,565,365
Gregory V. Benson	13,699	12.8%	$23.90	07/05/2015	$205,904	$52,180
Bruce J. Labovitz	31,507	29.5%	$23.90	07/05/2015	$473,569	$1,200,116
William P. Bensten	6,849	6.4%	$23.90	07/05/2015	$102,944	$260,881
Jason Parikh	6,849	6.4%	$23.90	07/05/2015	$102,944	$260,881

Option Holdings

The following table sets forth certain information with respect to options held by the named executive officers as of December 31, 2005. None of the named executive officers exercised options during 2005. The value of the unexercised in-the-money options on December 31, 2005 was based on $14.11 per share, the fair market value of our Class A common stock on December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Value of Unexercised
	Number of Unexercised		In-the Money Options at
	Options at Fiscal Year-End		Fiscal Year-End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher Clemente	—	41,096	—	$0
Gregory V. Benson	—	13,699	—	$0
Bruce J. Labovitz	—	138,650	—	$0
William P. Bensten	—	6,849	—	$0
Jason Parikh	—	6,849	—	$0

Employment Arrangements with Executive Officers

Christopher Clemente

Christopher Clemente, our Chief Executive Officer and Chairman of our Board of Directors, serves pursuant to the terms of an executive employment agreement dated as of December 17, 2004. The agreement has an initial term of five years and will automatically be extended for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Clemente’s minimum annual salary is $550,000, subject to potential increase by our Board of Directors from time to time. Mr. Clemente is eligible for a cash bonus of not less than 200% of his then-

current salary, based upon the satisfaction of financial performance criteria. Mr. Clemente is also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. If we terminate Mr. Clemente’s employment without cause or if he were to terminate his employment for good reason, each as defined in the agreement, he is entitled to continue to receive his then-current salary for 24 months. He will also be entitled to receive a cash payment in an amount equal to two times 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of Mr. Clemente’s then-current salary or (ii) the end of the our fiscal year in which our termination of Mr. Clemente without cause or Mr. Clemente’s termination for good reason occurs. In the event of our termination of Mr. Clemente without cause or Mr. Clemente’s termination for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, Mr. Clemente is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination.

Mr. Clemente has agreed not to compete with us during the term of his employment and for two years after the termination of the agreement. Mr. Clemente’s employment agreement and non-competition agreement allow him to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings, provided that any such development as residential lots intended for construction of for-sale residential dwellings, by an entity in which Mr. Clemente has a controlling interest or decision-making power, must first be offered to us at a fair market value price and, if we decline the offer, may not be pursued by such entity in any of our then current geographic markets or any geographic market we intend to enter within six months of the date on which the particular project commenced; and (iii) secured real estate lending to unrelated third parties. In addition, he agreed not to solicit our employees or certain other third parties for 24 months.

Gregory V. Benson

Gregory Benson, our President and Chief Operating Officer and a member of our Board of Directors, serves pursuant to the terms of an executive employment agreement dated December 17, 2004. The agreement has an initial term of four years and will automatically renew for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Benson’s minimum annual salary is $550,000, subject to potential increase by our Board of Directors from time to time. Mr. Benson is eligible for a cash bonus of not less than 200% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Benson is also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. If we terminate Mr. Benson’s employment without cause or if he were to terminate his employment for good reason, each as defined in the agreement, he is entitled to continue to receive his then-current salary for 18 months. He will also be entitled to receive a cash payment in an amount equal to one and one half times 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of Mr. Benson’s then-current salary or (ii) the end of the fiscal year in which our termination of Mr. Benson without cause or Mr. Benson’s termination for good reason occurs. In the event of the our termination of Mr. Benson without cause or Mr. Benson’s termination for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, Mr. Benson is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination.

Mr. Benson has agreed not to compete with us during the term of his employment and for 18 months after the termination of the agreement. Mr. Benson’s employment agreement and non-competition agreement allow him to engage in the following permitted business activities: (i) development of commercial or for-rent residential (such as apartment buildings) real estate investment properties; (ii) development of speculative land holdings, provided that any such development as residential lots intended for construction of for-sale residential dwellings, by an entity in which Mr. Benson has a controlling interest or decision-making power, must first be offered to us at a fair market value price and, if we decline the offer, may not be pursued by such entity in any of our then current geographic markets or any geographic market we intend to enter within six months of the date on which the particular project commenced; and (iii) secured real estate lending to unrelated third parties. In addition, he agreed not to solicit our employees or certain other third parties for 18 months.

Bruce J. Labovitz

Bruce Labovitz, our Chief Financial Officer, serves pursuant to the terms of an executive employment agreement dated December 17, 2004. The agreement has an initial term of three years and will automatically renew for successive one-year periods beginning on the one year anniversary of the date of the agreement unless either party notifies the other that the term will not be extended. Under the agreement, Mr. Labovitz’s minimum annual salary is $300,000, subject to potential increase by our Board of Directors from time to time. Mr. Labovitz is eligible for a cash bonus of up to 100% of his then-current salary, based upon the satisfaction of financial performance criteria. Mr. Labovitz is also eligible for awards under our equity incentive plan and any similar executive compensation plans we may adopt from time to time. If we terminate Mr. Labovitz’s employment without cause or if he were to terminate his employment for good reason, each as defined in the agreement, he is entitled to continue to receive his then-current salary for 12 months. He will also be entitled to receive a cash payment in an amount equal to 100% of the bonus he would have been entitled to had he remained our employee until the end of our fiscal year. This cash payment will be due and payable on the earlier of (i) 90 days after our last payment of Mr. Labovitz’s then-current salary or (ii) the end of the fiscal year in which our termination of Mr. Labovitz without cause or Mr. Labovitz’s termination for good reason occurs. In the event of the termination of Mr. Labovitz without cause or Mr. Labovitz’s termination for good reason within the six calendar month period prior to the effective date of a Change in Control (as defined in the agreement) or within the 12 calendar month period following the effective date of a Change in Control, the cash payment will be due and payable in full within 30 days of the effective date of the Change in Control. Upon termination without cause, Mr. Labovitz is further entitled to continue to participate in employee benefit plans, programs and arrangements for a period of 12 months following termination. Mr. Labovitz has agreed not to compete with us during the term of his employment and for 12 months after the termination of the agreement. In addition, he agreed not to solicit our employees or certain other third parties for 12 months.

Furthermore, subject to certain termination events, we have agreed to reimburse Mr. Labovitz for premium payments he makes on his life insurance policy with a national insurer. These reimbursements are in addition to the standard insurance benefits provided by us to our employees. The reimbursement of life insurance expenses covers the period January 1, 2005 through December 31, 2008. The annual premium reimbursement payable by us shall not exceed $6,000.

William P. Bensten

Subject to certain termination events, we have agreed to reimburse Mr. Bensten for premium payments he makes on his life insurance policy with a national insurer. These reimbursements are in addition to the standard insurance benefits provided by us to our employees. The reimbursement of life insurance expenses covers the period January 1, 2005 through December 31, 2008. The annual premium reimbursement payable by us shall not exceed $6,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our 2004 Long-Term Incentive Compensation Plan and other equity compensation plans, and the purchase of shares under our 2004 Employee Stock Purchase Plan as of December 31, 2005.

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants, and Rights	Warrants, and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders	213,992	$19.95	1,264,223	(1,2)
Equity Compensation Plans Not Approved by Stockholders(3)	0	0	0
Total	213,992	$19.95	1,264,223

(1)	The total number of shares of Class A common stock subject to the granting of awards under our 2004 Long-Term Incentive Compensation Plan may be increased January 1 of each year, commencing on January 1, 2005 and ending on January 1, 2013, in an amount equal to the lesser of three percent (3%) of the shares of Class A common stock outstanding on each such date, 500,000 shares or such other number as may be approved by our Board of Directors. Pursuant to the automatic annual increase provided in the 2004 Long-Term Incentive Compensation Plan, there was an increase of 337,757 shares of Class A common stock available under our 2004 Long Term Incentive Compensation Plan for 2006.

(2)	The total number of shares of Class A common stock that may be subject to purchase under our 2004 Employee Stock Purchase Plan shall be increased each year by the lowest of 100,000 shares, 1% of all shares outstanding at the end of the previous year, or a lower amount determined by our Board of Directors. There was no increase in shares of Class A common stock under our 2004 Employee Stock Purchase Plan for 2006.

(3)	The Company does not have any equity compensation plans that have not been approved by the stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, since January 1, 2005, there has not been nor is there currently proposed any transaction or series of similar transactions to which we are or will be a party in which the amount involved exceeded or will exceed $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family has or will have a direct or indirect material interest. We believe that all of these transactions are on terms that are comparable to or not less favorable than terms which would or could have been obtainable from unaffiliated third parties. All proposed future related party transactions will be submitted to our Board of Directors for review and will require a majority vote of the independent directors for approval. Ongoing transactions are reviewed annually to ensure that they are still comparable to or not less favorable than terms which would have or could have been obtainable from unaffiliated third parties. Our Chief Financial Officer, assuming he is not party to the proposed transaction, coordinates with the independent directors in evaluating the fairness to us of the proposed transaction.

In May 2003 and December 2005, we hired a construction company in which Christopher Clemente’s brother, Louis Clemente, serves as the President and is a significant shareholder, to provide construction services and act as a general contractor at two of the Company’s developments. The Company paid approximately $10 million to this construction company during the year ended December 31, 2005.

In April 2004, the Company entered into an additional three year $5 million promissory note agreement, with an entity controlled by Scott Kasprowicz, bearing interest at a rate of 12%. Mr. Kasprowicz became a related party on June 1, 2004 when we hired his son. Under the terms of the note, the Company was advanced $2.5 million in April 2004 and an additional $2.5 million in June 2004. As a result of our consolidation in connection with our initial public offering, the lender was entitled to a premium of up to 10% of the outstanding principal balance. This note was paid in full in June 2005.

On October 1, 2004, we entered into a lease agreement with Comstock Asset Management, L.C., an entity owned by Christopher Clemente, for 20,609 square feet for our corporate headquarters. On August 1, 2005, the lease agreement was amended to add another 8.4 square feet of leased space. Total payments made under this lease agreement for 2005 were $629,000.

In August 2004 the Company entered into a note agreement in the amount of $163,000, which accrues interest at a rate of 10% per annum, with Investors Management, LLC. Investors Management, LLC is a related party which was partially owned by Christopher Clemente, Gregory Benson and Bruce Labovitz (executive officers, directors and/or shareholders of the Company). In February 2005, the Company received payment in full on this note. In March 2005 all other members assigned their membership rights to Gregory Benson giving him 100% ownership of Investors Management.

Christopher Clemente’s mother-in-law, Janice Schar, and Gary Martin, a former director who resigned effective February 28, 2006, each invested $100,000 as minority shareholders in one of our subsidiaries, and Judah and Deborah Labovitz, the parents of Bruce Labovitz, loaned approximately $300,000 to another of our subsidiaries. During the first quarter 2005, the Company repurchased the minority interests of Janice Schar and Gary Martin for an approximate purchase price of $136,000. In April 2005, loan to Judah and Deborah Labovitz was paid in full.

During 2003, the Company entered into agreements with I-Connect, L.C., a company in which Investors Management, LLC holds a 25% interest, for information technology consulting services and the right to use certain customized enterprise software developed with input from the Company. The intellectual property rights associated with the software solution that was developed by I-Connect along with any improvements made thereto by the Company remained the property of I-Connect. During the year ended December 31, 2005, the Company paid $485,000 to I-Connect.

In October 2004, the Company entered into an agreement with Comstock Asset Management Inc. to provide management services to us for a fee of $20,000 a month. Comstock Asset Management Inc. is a related party wholly owned by Christopher Clemente. For the year ended December 31, 2005, the Company earned $240,000 in revenue and recorded no receivable from this entity. Also, in November 2004, the Company entered into an agreement with Comstock Asset Management to sell retail condo units #1 through #5 at Potomac Yard for $14.5 million. In connection with this sale, the Company received a deposit of $8 million upon execution of this agreement. The agreement was modified in 2005 to reduce the deposit amount to $6 million.

During the course of 2005, the Company provided bookkeeping services to related party entities at no charge.

In August 2004, the Company entered into a $2.4 million promissory note agreement with Belmont Models I, L.C., an affiliate managed by Investors Management, LLC. The note bears an interest rate of 12%, which is payable monthly and matured in July 2005. In March 2005, the Company sold four condominium units to Belmont Models I, L.C. under a sale and leaseback arrangement. The four condominium units were delivered for a total purchase price of $2 million and leased back at a rate of $20,000 per month. The Company expects the lease to continue for a period of twenty-four months. As a result of the deliveries, the promissory note was reduced by the total purchase price. At December 31, 2005 the Company owed $663,000 under this note. Accrued interest payable on this note totaled $6,000 at December 31, 2005.

During 2005 the Company entered into sales contracts to sell homes to certain employees of the Company. The Company, in order to attract, retain, and motivate employees maintains a homes ownership benefit program. Under the home ownership benefits, an employee receives certain cost benefits provided by us when purchasing a home or having one built by us. Sales of homes to employees for investment purposes are conducted at market prices.

In September 2005, Comstock Foundation, Inc., an affiliate, was created. Comstock Foundation is a not-for-profit organization organized exclusively for charitable purposes within the meaning of Section 501(c)(3) of the Internal Revenue Code. The affairs of Comstock Foundation are managed by a five person board of directors with Christopher Clemente, Gregory Benson, Bruce Labovitz and Tracy Schar (employee of the Company and spouse of Christopher Clemente) being four of the five. The Company will also provide bookkeeping services to the affiliate. In October 2005 the Company made a $100,000 cash donation to Comstock Foundation and granted the right to use 27 units at the Company’s Penderbrook condominium conversion project in Fairfax, Virginia for a period of six months. Comstock Foundation will provide these units to the victims of Hurricane Katrina. The fair market value of the rental units donated is $237,000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed exclusively of independent directors. The Committee reviews the compensation program for the Chief Executive Officer and other members of senior management, including the named executive officers, and determines and administers their compensation. In the case of the Chief Executive Officer, the compensation determination made by the Committee is also subject to approval by the entire Board of Directors. The Committee also oversees the administration of employee benefits and benefit plans for the Company.

Compensation Philosophy and Objectives

The Committee’s philosophy is to provide a compensation package that attracts and retains executive talent and delivers higher rewards for superior performance and consequences for underperformance. It is also the Committee’s intention to provide a balanced mix of cash and equity-based compensation that the Committee believes is appropriate to align the short- and long-term interests of the Company’s executives with that of its stockholders and to encourage executives to act as equity owners of the Company.

The Committee seeks to attract and retain executive talent by offering competitive base salaries, annual performance incentive opportunities, and the potential for long-term rewards under the Company’s Long-Term Incentive Compensation Plan, which has been approved by the Company’s stockholders. It is the Committee’s intention to provide incentives that promote both the short- and long-term financial objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term equity-based incentive grants encourage executives to focus on the Company’s long-term goals as well. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth, return on invested capital, and profitability. The Company’s compensation program also accounts for individual performance, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The long-term incentive component of the Company’s compensation program may consist of grants of bonus stock awards, time-vested restricted stock, stock options or stock appreciation rights, among other equity-linked vehicles. These components reflect the Committee’s philosophy that long-term incentive compensation serves three purposes: to align the interests of executives with those of the Company’s stockholders (through stock options or stock appreciation rights), to promote the Company’s long-term performance goals (through performance-based awards), and to further executive retention (through time-vested restricted stock grants).

Compensation in 2005

The following generally describes how the Company’s executive officers and, in particular, the named executive officers, were paid in 2005. Please see the tables under “Summary Compensation Table” on page 6 for a detailed presentation of the compensation earned by the named executive officers in 2005. The specifics of the Chief Executive Officer’s compensation are addressed separately in this report.

Base Salaries

Base salaries are viewed as compensation for an executive’s ongoing contribution to the performance of the Company in the area or areas for which he or she is responsible. Executive base salaries are targeted to be competitive with average base salaries paid to executives with comparable responsibilities at other companies in the home building sector. Individual salaries are reviewed annually and salary increases are based on the Company’s overall performance and the executive’s attainment of individual objectives during the preceding year.

Annual Incentive Awards

Annual incentive awards are paid in cash and are intended to reward executives for improved short-term performance as measured against specific performance criteria relative to both the area or areas for which he or she is responsible and the overall performance of the Company. Applicable performance criteria are established by the Company at the beginning of the fiscal year and include performance in pre-tax profit, pre-tax return on investment, lot deliveries, community count, controlled land inventory and other performance benchmarks specific to the executive’s business. The Board considered the Company’s strong financial position at the end of the fiscal year, including approximately $42 million of cash, stockholders’ equity of approximately $145 million and net profit of approximately $27.5 million. Additionally, the Company increased total revenues approximately 135% to $224.3 million. Based on these quantitative results and specific performance criteria for each executive, annual incentive awards were awarded to the named executive officers as set forth in the table entitled “Summary Compensation Table” on page 6.

Long-Term Incentive Compensation

Long-term incentive compensation is generally awarded in the form of grants of stock options and restricted stock under the Company’s Long-Term Incentive Compensation Plan. Stock options are granted at the market price of the Company’s stock at the date of grant, and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. In general, grants of the Company’s restricted stock have vesting periods ranging from one to four years. Furthermore, such grants are subject to certain restrictions.

By providing executives with an ownership stake in the Company, grants of stock options and restricted stock are intended to align executive interests with stockholder interests and to motivate executives to continually improve the long-term performance of the Company. As shown in the table entitled “Option Grants in Last Fiscal Year” on page 9, a stock option grant was made in 2005 to four of the named executive officers. Use of restricted stock as a part of the annual grant process is intended to encourage direct share ownership by executives and to provide an additional retention incentive for members of the executive team. The named executive officers’ options and restricted stock grants are reflected in the table entitled “Summary Compensation Table” on page 6.

Compensation of Chief Executive Officer in 2005

Mr. Clemente’s compensation is largely driven by cash and stock-based incentives that are directly tied to the Company’s financial performance. Mr. Clemente entered into an employment agreement with the Company in 2004 for a term of five years. The employment agreement provides that the Board of Directors may, in its discretion, increase Mr. Clemente’s base salary from time to time, above his minimum salary of $550,000. In 2005, Mr. Clemente’s base salary was $550,000. For 2005, Mr. Clemente received an annual incentive award or cash bonus of $700,000.

Under his employment agreement, Mr. Clemente is also eligible to participate in the Company’s 2004 Long-Term Incentive Compensation Plan and other similar executive compensation plans adopted from time to time. The Committee employs generally the same criteria for grants of stock options and restricted stock as apply to other executive officers, taking into consideration the Chief Executive Officer’s responsibility for the total enterprise as well as Mr. Clemente’s individual performance. In 2005, Mr. Clemente received a discretionary grant of 41,096 options to purchase shares of the Company’s Class A common stock, in connection with his performance in successfully closing a follow-on offering of the Company’s shares.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the Company’s Chief Executive Officer and the named executive officers. The Company intends to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. The Committee will not, however, necessarily seek to limit executive compensation to the amount deductible under Section 162(m).

The Committee’s Conclusion

The Committee has reviewed all components of the Company’s Chief Executive Officer’s and other named executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and the cost to the Company of all other personal benefits. The Committee believes that the total compensation program for the Company’s Chief Executive Officer and named executive officers is consistent with the overall compensation philosophy of the Company, is appropriately positioned vis-à-vis their peers, and reflects the Committee’s subjective assessment of their performance as Chief Executive Officer and executive officers, respectively.

This report has been furnished by the Compensation Committee of the Board of Directors:

David M. Guernsey
Socrates Verses

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2005, our Compensation Committee consisted of Messrs. Guernsey, Verses and Martin. Mr. Martin resigned from the Board of Directors, effective February 28, 2006. None of these individuals had any contractual or other relationships with us during the fiscal year except as directors.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our Company, our Company’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of our Company’s audit, both internally and by the Company’s independent registered public accounting firm. The primary responsibilities of the Committee include overseeing our Company’s accounting and financial reporting processes and audits of the financial statements of our Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Committee discussed with PricewaterhouseCoopers LLP the results of the annual audit and any other matters required to be communicated to the Committee by the independent registered public accounting firm under generally accepted auditing standards, applicable law, or listing standards, including matters required to be discussed by Statement on Auditing Standard No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standard No. 90. In addition, the Committee received from PricewaterhouseCoopers LLP written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent registered public accounting firm the firm’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by PricewaterhouseCoopers LLP. The Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the registered public accounting firm’s independence.

The Committee discussed with the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006, subject to stockholder ratification.

This report has been furnished by the Audit Committee of the Board of Directors:

James A. MacCutcheon
A. Clayton Perfall
Robert P. Pincus

PERFORMANCE GRAPH

The following line graph compares cumulative total stockholder returns for the period from December 14, 2004, the date of our initial public offering, through December 31, 2005 for (1) our Class A common stock; (2) the Nasdaq Stock Market (U.S.) Index; and (3) the Standard & Poor’s Homebuilding Index. The graph assumes an investment of $100 on December 14, 2004, which was the first day on which our stock was listed on the Nasdaq National Market. The calculations of cumulative stockholder return on the Nasdaq Stock Market (U.S.) Index and Standard & Poor’s Homebuilding Index include reinvestment of dividends, but the calculation of cumulative stockholder return on our Class A common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

	Initial Public	Value of	Value of
	Offering	Investment on	Investment on
	December 14,	December 31,	December 31,
	2004	2004	2005
Comstock Homebuilding Companies, Inc.	$100.00	$137.31	$88.19
NASDAQ U.S. Index	$100.00	$100.73	$102.86
S&P 500 Homebuilding Index	$100.00	$104.68	$132.52

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock on April 7, 2006, by (1) each director and named executive officer of our Company, (2) all directors and executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 7, 2006, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

					Beneficial Ownership of
	Class A		Class B		Class A and Class B
	Common Stock(1)		Common Stock		Common Stock Combined
		Percent of		Percent of	Economic	Voting
Name of Beneficial Owner	Number	Class	Number	Class	(%)	(%)(2)

Executive Officers and Directors
Christopher Clemente(3)	1,184,531	10.2%	1,366,750	50.0%	17.7%	41.2%
Gregory V. Benson(4)	1,021,538	8.8%	1,366,750	50.0%	16.6%	40.9%
Bruce J. Labovitz(5)	57,038	*	—	—	*	*
William P. Bensten(6)	126,386	1.1%	—	—	*	*
Jason Parikh(7)	26,126	*	—	—	*	*
A. Clayton Perfall(8)	3,756	*	—	—	*	*
David M. Guernsey(9)	3,964	*	—	—	*	*
James A. MacCuthcheon(10)	2,134	*	—	—	*	*
Gary Martin(11)	2,125	*	—	—	*	*
Robert P. Pincus(12)	1,180	*	—	—	*	*
Socrates Verses(13)	3,222	*	—	—	*	*
Norman D. Chirite(14)	1,550	*	—	—	*	*
All directors and officers as a group (14 persons)	2,472,701	21.2%	2,733,500	100.0%	36.2%	82.6%
Other 5% Stockholders
Munder Capital Management(15)	1,411,256	12.1%	—	—	9.8%	2.7%
Hayground Cove Asset Management(15)	867,300	7.4%	—	—	6.0%	1.7%
Springhouse Asset Management, LLC(15)	821,410	7.0%	—	—	5.7%	1.6%
Babson Capital Management, LLC(15)	599,510	5.1%	—	—	4.2%	1.1%

*	Less than 1% of the outstanding shares of common stock

(1)	Does not include shares of Class A common stock issuable upon conversion of Class B common stock.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to fifteen votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise provided in our certificate of incorporation or as required by law. The

Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

(3)	Includes 110,098 unvested shares of restricted stock grants, 5,380 of such shares are held by Christopher Clemente’s wife, Tracy Schar. 69,333 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by FR54, LLC, an entity that is wholly owned by Mr. Clemente. 1,000 shares are held in trust for the benefit of Nicholas Schar Clemente, 1,000 shares are held in trust for the benefit of Michael Douglas Schar Clemente, 1,000 shares are held in trust for the benefit Dylan Schar Clemente, 1,000 shares are held in trust for the benefit of Noah Fitzgerald Schar Clemente, 1,000 shares are held in trust for the benefit of Mary Madelene Schar Clemente, and 100 shares are held in trust for the benefit Christian George Taylor. Mr. Clemente is the custodian for each trust.

(4)	Includes 60,955 unvested shares of restricted stock grants. 350,083 shares of Class A common stock and 1,366,750 shares of Class B common stock are held by Clareth LLC, an entity that is wholly owned by Mr. Benson.

(5)	Includes 55,297 unvested shares of restricted stock grants and shares purchased pursuant to the our employee stock purchase program. 200 shares are held in trust for the benefit of Jennifer Labovitz, 200 shares are held in trust for the benefit of Jacob Labovitz, and 200 shares are held in trust for the benefit of Sarah Labovitz. Mr. Labovitz is the custodian for each trust.

(6)	Includes 126,386 unvested shares of restricted stock grants.

(7)	Includes 12,425 unvested shares of restricted stock grants.

(8)	Includes 2,205 unvested shares of restricted stock grants.

(9)	Includes 1,180 unvested shares of restricted stock grants.

(10)	Includes 1,222 unvested shares of restricted stock grants.

(11)	Includes 1,304 unvested shares of restricted stock grants. Mr. Martin resigned as a member of the Board of Directors effective February 28, 2006.

(12)	Includes 1,180 unvested shares of restricted stock grants.

(13)	Includes 1,222 unvested shares of restricted stock grants. 2,000 shares of the Class A common stock, with respect to which Mr. Verses disclaims beneficial ownership, are held in trust for the benefit of Mr. Verses’ children. Mr. Verses’ wife is the custodian of these trusts.

(14)	Mr. Chirite was nominated and appointed to succeed and complete the unexpired term of Mr. Gary Martin as of March 1, 2006.

(15)	This information is based on Schedule 13G, as amended, filed with the Securities and Exchange Commission by the stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file. Based solely upon our review of the copies of such forms received by us during the fiscal year ended December 31, 2005, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year, except that Form 4s for each of Messrs. Guernsey, MacCutcheon, Martin, Perfall, Pincus and Verses reporting the acquisition of 1,180, 1,222, 1,304, 2,205, 1,180 and 1,122 shares of restricted Class A common stock, respectively, which were due to be filed on June 28, 2005 were filed late on June 30, 2005.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the consolidated financial statements of our Company for the fiscal year ended December 31, 2005. Our Audit Committee has appointed PricewaterhouseCoopers LLP to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2006. Our organizational documents do not require that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are submitting the appointment of PricewaterhouseCoopers LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain PricewaterhouseCoopers LLP. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2006.

The aggregate fees billed to our Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2005 and 2004 are as follows:

	2005	2004

Audit-Related Fees(1)	$948,800	$1,025,000
Tax Fees(2)	$145,979	$191,450
Other Fees-Compensation and Peer Comparison Study(3)	$5,560	$58,987

(1)	Includes fees related to the annual independent audit of the Company’s financial statements and various fees related to services provided in connection with the Company’s filing of Registration Statements with the Securities and Exchange Commission and related comfort letters.

(2)	Tax Fees represent amounts billed for tax compliance and advisory services.

(3)	Represents fees related to advisory services rendered in connection with the Company’s study of compensation practices of peer companies.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by PricewaterhouseCoopers LLP described above under the captions “Audit-Related Fees,” “Tax Fees” and “Other Fees” were approved by our Audit Committee.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

In order to be included in the proxy statement and form of proxy relating to our annual meeting of stockholders to be held during 2007, stockholder proposals that are intended to be presented by stockholders must be received at our principal executive offices (a) no later than December 21, 2006 if our 2007 annual meeting of stockholders is held on a day that is between May 3, 2007 and July 2, 2007; or (b) if the annual meeting is to be held on another date, no earlier than 120 days in advance of such annual meeting and no later than the close of business on the later of (i) 90 days in advance of such annual meeting, or (ii) the 10th day following the date on which public announcement of the date of such meeting is first made.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2007, except in circumstances where (1) we receive notice of the proposed matter no earlier than February 2, 2007 and no later than March 4, 2007, and (2) the proponent complies with the other requirements set forth in Rule 14a-4.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report on Executive compensation,” “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) and “Performance Graph” will not be deemed incorporated unless specifically provided otherwise in such filing.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: April 14, 2006

This Proxy is Solicited on Behalf of the Board of Directors
COMSTOCK HOMEBUILDING COMPANIES, INC.
2006 ANNUAL MEETING OF STOCKHOLDERS
          The undersigned stockholder of Comstock Homebuilding Companies, Inc., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 14, 2006, and hereby appoints Bruce A. Labovitz and Jubal R. Thompson and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Comstock Homebuilding Companies, Inc. to be held on Thursday, June 1, 2006, at 9:00 a.m., local time, at the Comstock Sales Center, 1980 Isaac Newton Square, Reston, Virginia, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side of this proxy card.
ANNUAL MEETING OF STOCKHOLDERS OF
COMSTOCK HOMEBUILDING COMPANIES, INC.
June 1, 2006
Please date, sign and mail your proxy card in the
envelope provided as soon as possible
â  Please detach along perforated line and mail in the envelope provided.  â
FOR EACH OF THE MATTERS SET FORTH BELOW, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MATTER SUBMITTED. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE INK AS SHOWN HERE ☒
1.	ELECTION OF DIRECTORS:

☐ FOR all nominees	☐	WITHHOLD AUTHORITY for all nominees	☐	FOR ALL EXCEPT (see instructions below)
NOMINEES:

☐ Gregory V. Benson
☐ Norman D. Chirite
☐ Socrates Verses
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ¡
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
☐ FOR      ☐ AGAINST     ☐ ABSTAIN
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY BE PROPERLY COME BEFORE THE MEETING.
          THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
          A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.
          To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be substituted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.